Exhibit (g)(2)(i)

AMENDMENT TO FOREIGN CUSTODY MANAGER AGREEMENT

This Amendment is dated as of the ninth day of April, 2021 (“Effective Date”), by and between Third Avenue Trust (the “Client”), and The Bank of New York Mellon (“BNY Mellon”).

WHEREAS, the Client and BNY Mellon have entered into a Foreign Custody Manager Agreement effective as of November 12, 2019 (the “Agreement”);

WHEREAS, the Client and BNY Mellon wish to amend the Agreement to add Third Avenue International Real Estate Value Fund as a portfolio under the Agreement;

WHEREAS, pursuant to Article IV section 4 of the Agreement, the Client and BNY Mellon wish to amend the Agreement as more particularly set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Annex I to the Agreement is hereby amended by deleting such Annex in its entirety and substituting therefor the attached Annex.

2.	The parties expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of this Amendment transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

As specifically amended hereby, the Agreement remains in full force and effect in accordance with its terms.

Each party represents and warrants to the other party that it has full authority to enter into this Amendment to the Agreement upon the terms and conditions hereof and that the individual executing this Amendment on its behalf as the requisite authority to bind such party to the Amendment.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

Authorized Signer of:		Authorized Signer of:

THIRD AVENUE TRUST		THE BANK OF NEW YORK MELLON

By:	/s/ Joel Weiss	By:	/s/ Robert Jordan

Name:	Joel Weiss	Name:	Robert Jordan

Title:	President	Title:	Director

Date:	April 1, 2021	Date:	April 5, 2021

ANNEX I

Effective April 9, 2021

Series Name	Tax Identification
Third Avenue Small Cap Value Fund	Tax ID: 13-3937203
Third Avenue Value Fund	Tax ID: 13-3556712
Third Avenue Real Estate Value Fund	Tax ID: 13-4020795
Third Avenue International Real Estate Value Fund	Tax ID: 46-4366608

Annex I-1